Filed Pursuant to Rule 424(b)(3)
                                       Registration Statement No. 333-41164

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 21, 2000)

                        [Logo of Fifth Third Bancorp]

                             FIFTH THIRD DIRECT
                Stock Purchase and Dividend Reinvestment Plan

      This Prospectus Supplement relates to the shares being offered under the Fifth Third Direct stock purchase and dividend reinvestment plan, and updates certain factual information in the plan. This Prospectus Supplement is part of the Prospectus and should be kept with your copy of the Prospectus. The information in this Prospectus Supplement supercedes the information in the Prospectus only to the extent inconsistent with the Prospectus. The update is as follows:

Fifth Third Direct 2000 Holiday Promotion
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Minimum Initial Investment for New Participants
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      The minimum initial purchase of Fifth Third common stock through
Fifth Third Direct has been lowered to $100 (plus applicable fees) for all purchases made by new participants on the following dates:

            *  November 1 and 15, 2000; and
            *  December 1 and 15, 2000.

      This reduced minimum initial investment is applicable to purchases made by new participants on these selected dates only. Following this limited promotion the minimum initial investment will return to $500 (plus applicable fees). This change affects the response to Question 4 of the Prospectus.


         The Date of this Prospectus Supplement is October 10, 2000.